SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ________________



                                 FORM 11-K



                               ANNUAL REPORT
                    PURSUANT TO SECTION 15 (d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934



(Mark One):



      X ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
        EXCHANGE ACT OF 1934 [FEE REQUIRED].



                      For the fiscal year ended
                         December 31, 1994



                                OR



        TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 [NO FEE REQUIRED]



For the transition period from          to



Commission file number  1-8233







        A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                USF&G CAPITAL ACCUMULATION PLAN





        B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                         USF&G CORPORATION
                         100 Light Street
                         Baltimore, Maryland 21202

REQUIRED INFORMATION



        The USF&G Capital Accumulation Plan is subject to the financial reporting requirements of Employee Retirement Income Security Act of 1974 (ERISA). In accordance with Instruction E to Form 11-K, the plan financial statements and schedules prepared in accordance with the financial reporting requirements of ERISA are filed in paper under cover of Form SE.



EXHIBIT INDEX



Exhibit
Sequential Number            Description                  Page Number

     23              CONSENT of INDEPENDENT AUDITORS            4


EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS




        We consent to the incorporation by reference in the registration statement numbers 33-20449, 33-9405, 33-33271, 33-21132, 33-50825, and 33-51859
on Form S-3, and 2-72026, 2-61626, 2-98232, 33-16111, 33-38113, 33-35095, 33-
43132, 33-45664, 33-45665, 33-61965, 33-55667, 33-55669, 33-55671, and
33-59535 on Form S-8 of our report dated May 30, 1995 with respect to the financial statements and schedules of the USF&G Capital Accumulation Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1994.







                                                        /s/   ERNST & YOUNG

Baltimore, Maryland
June 14, 1995



SIGNATURES



        The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                        USF&G CAPITAL ACCUMULATION PLAN
                               (Name of Plan)

Date    June 19, 1995
                           /s/   JOHN A. MACCOLL
                        Name:    John A. MacColl
                       Title:    Senior Vice President
                                 USF&G Corporation and Plan Administrator